Exhibit 99.1

WHITEWAVE FOODS REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2013 RESULTS

•	Q4 2013 Adjusted Diluted Earnings per Share Increases 22% to $0.22; Full Year 2013 up 23% to $0.74

•	Q4 2013 Adjusted Net Sales Increases 11.5% to $679 Million Driven by Organic Volume Growth

•	Q4 2013 Adjusted Operating Income growth of 27% to $61 Million, with Margin Expansion of 110 basis points

•	Full Year 2014 Guidance of $0.90 to $0.94 Adjusted Diluted Earnings per Share, Excluding Estimated Investments in China Joint Venture

•	Q1 2014 Guidance of $0.18 to $0.20 Adjusted Diluted Earnings per Share, Excluding Estimated Investments in China Joint Venture

DENVER, CO – February 13, 2014 – The WhiteWave Foods Company (the “Company”) (NYSE: WWAV) today reported strong results for the fourth quarter and full year ended December 31, 2013, driven by growth across all of the Company’s platforms.

Financial Summary:	Three Months Ended December 31,			Full Year Ended December 31,
In millions, except EPS	2013	2012	% Change	2013	2012	% Change
Total Net Sales
GAAP	$679	$608	+12%	$2,542	$2,289	+11%
Adjusted	$679	$609	+11%	$2,542	$2,306	+10%
Operating Income
GAAP	$29	$46	-36%	$155	$180	-14%
Adjusted	$61	$48	+27%	$209	$173	+21%
Net Income
GAAP	$18	$29	-39%	$97	$113	-14%
Adjusted	$39	$31	+24%	$129	$104	+24%
Diluted Earnings per Share (EPS)
GAAP	$0.10	$0.17	-41%	$0.56	$0.73	-23%
Adjusted	$0.22	$0.18	+22%	$0.74	$0.60	+23%
Diluted Shares Outstanding
GAAP	176	165		175	154
Adjusted	176	173		175	173

The Company reported fourth quarter 2013 adjusted diluted earnings per share of $0.22, a 22 percent increase compared to fourth quarter 2012. For full year 2013, the Company reported adjusted diluted earnings per share of $0.74, representing a 23 percent increase compared to full year 2012.

Net sales for the fourth quarter of 2013 were $679 million, an 11 percent increase from adjusted net sales of $609 million in the fourth quarter of 2012. Net sales for the full year 2013 increased 10 percent to approximately $2.5 billion from $2.3 billion for the full year 2012. This growth has been primarily volume driven across the Company’s North America and Europe segments.

Adjusted operating income for the fourth quarter of 2013 totaled $61 million, compared to $48 million in the fourth quarter of 2012, representing an increase of 27 percent. For the full year 2013, consolidated adjusted operating income increased 21 percent to $209 million, compared to full year 2012 consolidated adjusted operating income of $173 million.

“Our fourth quarter and full year 2013 results reflect continued strong organic growth across all our businesses. In addition to creating the infrastructure for an independent company in 2013, we also out-performed our expectations. All of us at WhiteWave are proud of our results to date and expect to build on what we’ve already accomplished,” said Gregg Engles, Chairman and Chief Executive Officer. “The addition of Earthbound Farm to the WhiteWave family and the recent announcement of our joint venture in China reflect exciting growth opportunities for us. But while we explore other areas of growth and expansion, we will continue to remain focused on innovating, optimizing costs and driving strong operating results across our existing businesses. We have a great platform to build on and WhiteWave has a bright future and exciting potential.”

BASIS OF PRESENTATION

Financial results for 2012 are presented on a pro forma adjusted basis and financial results for 2013 are presented on an adjusted basis. North America and Europe segment financial results for 2013 are adjusted for asset disposal and exit costs. All other 2013 adjustments relate to Corporate and other items. See reconciliations at the end of this release for further details.

NORTH AMERICA SEGMENT

The Company’s North America segment is comprised of three platforms: Plant-based Foods and Beverages, Premium Dairy, and Coffee Creamers and Beverages. In the fourth quarter of 2013, net sales for the North America segment were $569 million, an increase of 11 percent over the fourth quarter 2012. For the full year 2013, net sales for the North America segment were $2.1 billion, an increase of 10 percent over full year 2012. The growth in the North America segment continues to be driven by category expansion, increased volumes, and new product innovations. Adjusted operating income for the North America segment increased 20 percent to $65 million for the fourth quarter, and 12 percent to $230 million for the full year 2013, compared to the same periods in 2012.

North America Segment Summary
In millions	Three Months Ended December 31,			Full Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
GAAP Net Sales	$569	$513	+11%	$2,124	$1,921	+11%
Adjusted Net Sales	$569	$514	+11%	$2,124	$1,938	+10%

GAAP Segment Operating Income	$58	$51	+13%	$215	$179	+20%
Adj. Segment Operating Income	$65	$54	+20%	$230	$204	+12%

Plant-Based Foods & Beverages

In the North America Plant-based Foods and Beverages platform, which includes Silk® soymilk, almondmilk, and coconutmilk, net sales increased 13 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012. For the full year 2013, net sales increased by 13 percent compared to full year 2012. This growth was driven primarily by the continued strong growth of Silk® almondmilk which grew over 60 percent during the fourth quarter and 58 percent in full year 2013. The overall plant-based foods and beverages category remained strong with over 15 percent category growth in the fourth quarter of 2013 and 14 percent for the full year 2013. Almond’s share of the overall category continues to grow and now represents an estimated 60 percent of the overall plant-based foods and beverages category. WhiteWave’s Silk® brand continues to hold the #1 market positions in each of its product subcategories.

Building on the strength of the Silk® brand and a track record of innovation, the Company is introducing a new line of flavorful almond and coconutmilk blends and a new variety of almondmilks enhanced with protein and fiber, as it looks to continue to expand its product offerings in the category and appeal to more consumers interested in the wellness benefits of plant-based foods and beverages.

Premium Dairy

In Premium Dairy, which includes Horizon Organic® branded products, net sales increased 5 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012, despite the Company’s decision to exit certain private label manufacturing arrangements and no longer service a national coffee chain, as previously communicated. For the full year 2013, net sales increased by 5 percent compared to full year 2012. Volume growth continued to be the primary sales driver due to continued growth in Horizon Organic® brand half-gallon and value-added offerings, such as Horizon Organic® single-serve and DHA Omega-3 products. The organic milk category grew by 5 percent in the fourth quarter of 2013 and 4 percent in 2013, and Horizon Organic® continues to hold a leading market share.

The Company has announced that it is expanding its iconic Horizon Organic® brand beyond the dairy case with the recent introduction of a line of Macaroni & Cheese offerings. These new products began hitting store shelves in late December and the Company plans to increase its distribution of these products throughout the year.

Coffee Creamers & Beverages

In Coffee Creamers and Beverages, which includes coffee creamers under the International Delight® and LAND O LAKES® brands, as well as International Delight Iced Coffee®, net sales increased 13 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012. For the full year 2013, net sales increased by 12 percent compared to full year 2012. Sales growth was primarily driven by increased volumes behind innovative new products and flavors, along with strong growth in away-from-home channels. The refrigerated flavored creamer category grew 8 percent during the fourth quarter of 2013 and for the full year, driven by continued increases in coffee consumption and coffee flavoring trends.

Bringing its innovation capabilities to transform the non-flavored creamer category, the Company has announced the national launch of Dunkin’ Donuts® branded creamers, made with real milk and cream. These creamers will enable consumers to experience at home the unique and delicious taste of cream with their coffee that they have come to enjoy when visiting Dunkin’ Donuts® restaurants.

EUROPE SEGMENT

The Company’s Europe segment is comprised of its European Plant-based Foods and Beverages platform, which operates primarily under the Alpro® name. Net sales in the segment increased 16 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012, on a reported basis, and increased 12 percent on a constant currency basis. For the full year 2013, net sales increased 14 percent on a reported basis, and increased 12 percent on a constant currency basis, when compared to full year 2012. Operating income in the segment increased 25 percent to $9 million for the fourth quarter, and 29 percent to $31 million for the full year 2013, compared to the same periods in 2012.

Europe Segment Summary
In millions	Three Months Ended December 31,			Full Year Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Net Sales	$110	$95	+16%	$418	$368	+14%
GAAP Segment Operating Income	($3)	$7	N/A	$19	$24	-20%
Adj. Segment Operating Income	$9	$7	+25%	$31	$24	+29%

Growth in the Europe segment in 2013 was driven by continued robust volume growth of products launched in the prior year, including almond and hazelnut beverages, along with continued growth in non-dairy yogurt offerings. Volume growth in the Europe segment continues to be strongest in its core European markets of the United Kingdom, Germany, Belgium and the Netherlands, with improving trends in the Southern regions of the continent.

Throughout 2014, the Company will be launching new products in Europe, including innovative plant-based beverages, rice-based creams and new yogurt products, continuing its role as the innovation leader in the plant-based category across the continent.

OTHER ITEMS

Earthbound Farm Acquisition

On January 2, 2014, the Company announced that it completed its acquisition of Earthbound Farm®, the largest organic produce brand in North America and the recognized leader in the value-added organic packaged salad category, based in San Juan Bautista, California, for approximately $600 million in cash. WhiteWave used cash on hand and borrowings under its senior secured credit facilities to finance the acquisition, including a new $500 million 7-year incremental term loan facility. The Company further amended its senior credit facilities, providing an option to increase the facilities by an additional $500 million, subject to future lenders commitments. The results of operations of Earthbound Farm® will be reported in the Company’s results beginning in the first quarter of 2014. The Company expects to file a Form 8-K/A with its 2013 financial results combined with Earthbound Farm® on a pro forma basis by late March 2014.

China Joint Venture

On January 5, 2014, the Company announced that it is in the process of forming a joint venture with China Mengniu Dairy Company Limited to manufacture and distribute products in China. Subject to the timing of obtaining the necessary regulatory approvals, the joint venture expects to begin producing products in late 2014, after it first completes the acquisition and modifications of a production facility. The Company anticipates making additional investments in the joint venture for startup and commercialization costs during 2014.

Intention to Sell Soy-Based Meat Alternative Business

The Company announced today the intent to sell its soy-based meat alternative business located in the Netherlands, as it was determined that the operation is not strategic to the Company’s core plant-based business in Europe. As a result, the Company recorded an $11.8 million non-cash write down to reflect the estimated fair value. The related non-cash charge is excluded from adjusted results.

FORWARD OUTLOOK

Building on its strong fourth quarter and full year 2013 results, the Company expects continued momentum in 2014. On a percentage basis, management anticipates reported net sales growth in the high twenties for the full year and in the first quarter of 2014, based upon an organic growth rate of approximately 7 to 8 percent in 2014 for the Company’s existing businesses and the inclusion of Earthbound Farm’s operating results beginning in 2014. The Company anticipates that volume growth across its segments and platforms will be the primary driver of its topline growth, with some modest pricing benefit from actions taken to offset certain inflationary pressures.

The Company expects its annual corporate costs to be around $65 million due to the annualization of standalone capabilities that were established throughout 2013 related to the Company’s spin-off from Dean Foods Company, additional costs that will be transitioned from Earthbound Farm, new corporate functions related to its joint venture in China and planning for additional corporate development activities. Corporate costs are expected to be the highest in the first quarter of 2014, with the annual balance being relatively even over the remaining quarters of the year.

For the full year 2014, the Company expects an adjusted total operating income percentage growth rate in the mid-thirties driven by continued strong organic volume growth, coupled with progress on capacity and cost reduction initiatives, and the inclusion of Earthbound Farm results. For the first quarter of 2014, the Company expects a more modest adjusted total operating income percentage growth rate in the high teens to low twenties driven by higher corporate costs in the first quarter as compared to the prior year, a smaller profit contribution from Earthbound Farm due to normal seasonally higher transportation costs in the first quarter, and the impact from the Easter selling season occurring in the second quarter of 2014, as compared to the first quarter of 2013.

Management is forecasting annual interest expense to increase to approximately $33 to $37 million, based upon the current forward outlook on rates, as a result of increased outstanding indebtedness due to the recent Earthbound Farm acquisition. The Company estimates an annual tax rate of approximately 35 percent for 2014, with the potential for variability in quarterly rates.

Based upon its strong growth expectations, the Company expects to deliver adjusted diluted earnings per share of between $0.90 and $0.94 for full year 2014, excluding investments in its previously announced joint venture in China, which management anticipates being approximately $0.05 on a fully diluted earnings per share basis. For the first quarter, management expects adjusted diluted earnings per share to range $0.18 to $0.20, excluding an approximately $0.01 estimated investment per diluted earnings per share in the China joint venture. The timing of regulatory approvals could impact the amount of estimated investment related to the China joint venture on a quarterly basis, as well as for the full year.

“The fourth quarter was an impressive finish to another great year, in which we delivered financial performance ahead of our forecast. We are especially proud that earnings per share grew at more than two times our topline growth rate,” said Kelly Haecker, Executive Vice President and Chief Financial Officer. “We enter 2014 with strong momentum with organic sales projected to grow 7 to 8 percent this year. We continue to make solid progress on our cost savings initiatives, which should enable us to continue to expand our operating margins over time. We look forward to delivering another year of strong top and bottom line growth in 2014.”

Due to continued strong volume growth experienced in 2013 and the expectation that volume growth will continue, management has decided to develop a sixth manufacturing facility in North America, which it anticipates to be functional by late 2014. The Company will also be investing in production capacity in certain facilities in Europe to enable the internal production of almond and hazelnut beverages beginning in 2015 due to continued strong growth of these product offerings on the continent. As a result of the combination of these and other factors, along with the capital requirements for Earthbound Farm, the Company projects capital expenditures in the $230 to $260 million range in 2014.

CONFERENCE CALL/WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held today, February 13, 2014, at 10:00AM ET and may be heard live by visiting the “Investor Relations” section of the Company’s website at www.whitewave.com/investors. A slide presentation will accompany the webcast and a webcast replay will be available for approximately 45 days following the event within the Investor Relations section of the Company’s website.

EXPLANATION OF NON-GAAP FINANCIAL MEASURES

Certain financial information in this release relates to periods prior to the Company’s initial public offering in October 2012 (the “IPO”) and the separation of our business from Dean Foods Company’s other businesses. Prior to the IPO, the Company had nominal assets and no liabilities, and had conducted no operations. In connection with the IPO, Dean Foods contributed the capital stock of its wholly-owned subsidiary WWF Operating Company (“WWF Opco”) to the Company. At the time of the contribution, WWF Opco, which is now a wholly-owned subsidiary of the Company, held substantially all of the historical assets and liabilities related to the Company’s current business. Under U.S. generally accepted accounting principles (“GAAP”), the contribution of WWF Opco to the Company was treated as a reorganization of entities under common control under Dean Foods. As a result, we have retrospectively presented the unaudited pro forma adjusted condensed consolidated financial information of the Company and WWF Opco for all periods presented.

In addition to the results prepared in accordance with GAAP, we have presented certain non-GAAP financial measures, including pro forma adjusted financial information for periods prior to 2013 and adjusted financial information for 2013, such as net sales, net income and diluted earnings per share. We show non-GAAP measures presented on a pro forma adjusted basis as if the Company had operated on an independent and stand-alone basis in all periods presented prior to 2013 in order to facilitate meaningful evaluation of our operating performance between periods. These pro forma and other adjustments in 2012 primarily relate to various commercial arrangements with Dean Foods, and its former subsidiary Morningstar, that were entered into in connection with the separation of the Company’s business from the rest of Dean Foods’ businesses; increased corporate costs to operate as a stand-alone public company; interest expense; completion of the IPO and the use of proceeds therefrom; non-recurring transaction costs related to the Company’s IPO; and equity awards to certain of our executive officers, employees and directors made in connection with the IPO. Adjustments in 2013 include certain corporate costs associated with equity awards in conjunction with our IPO, non-recurring transaction costs related to the July 2013 offering by Dean Foods for its shares of the Company and acquisition and other investments, non-recurring transition costs related to our separation from Dean Foods, the non-cash write down related to assets held for sale and asset disposal and exit costs. These adjustments are intended to allow investors to evaluate our business on the same basis as our management. These pro forma adjustments and other adjustments are not necessarily indicative of our future performance and the 2012 adjustments do not reflect what our actual financial performance would have been had we been a stand-alone public company during the applicable periods presented. Further detail regarding these pro forma and other adjustments is included in the tables below.

ABOUT THE WHITEWAVE FOODS COMPANY

The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products and organic produce throughout North America and Europe. The Company is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly-produced products. The Company’s widely-recognized, leading brands distributed in North America include Silk® plant-based foods and beverages, International Delight® and LAND O LAKES® coffee creamers and beverages, Horizon Organic® premium dairy products and Earthbound Farm® certified organic salads, fruits and vegetables. Its popular European brands of plant-based foods and beverages include Alpro® and Provamel®. To learn more about WhiteWave, visit www.whitewave.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements under the heading “Forward Outlook” and statements relating to, among other things, projections of net sales growth, operating income, net income and earnings per share, on an adjusted and GAAP basis, our innovation plans, our ability to expand capacity, anticipated profit growth, margin expansion, the expected impact of our acquisition of Earthbound Farm, the expected impact of future investments in our joint venture in China, and other statements that begin with words such as “believe,” “expect,” “intend” or “anticipate.” These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Financial projections are based on a number of assumptions, and actual results could be materially different than projected if those assumptions are erroneous. The Company’s ability to meet targeted financial and operating results depend on a variety of economic, competitive, and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s 2012 Annual Report on Form 10-K, as supplemented and updated in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2013. The Company’s ability to profit from its branding initiatives depends on a number of factors, including consumer acceptance of the Company’s products. Our growth plans depend, in part, on our ability to innovate successfully and on a cost-effective basis. Our financial outlook for the first quarter and full year 2014 may be impacted by our ability or inability to effectively integrate and operate our recently acquired Earthbound Farm business and the amount of our future additional investments in our joint venture in China and timeline for the joint venture to commence operations. The Company’s expected operating income growth will depend in part on its ability to cost effectively expand capacity. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACTS
Investor Relations:	Media:
Dave Oldani	Molly Keveney
+1 (303) 635-4747	+1 (303) 635-4529

The WhiteWave Foods Company

Consolidated Statements of Operations

(Unaudited)

	GAAP
	Year ended December 31,
	2013	2012	2011
	(In thousands, except share and per share data)
Net sales	$2,503,487	$2,175,374	$1,916,830
Net sales to related parties	37,063	109,513	108,921
Transitional sales fees	1,513	4,551	—

Total net sales	2,542,063	2,289,438	2,025,751
Cost of sales	1,634,646	1,485,494	1,341,310

Gross profit	907,417	803,944	684,441
Related party license income	—	36,034	42,680
Operating expenses:
Selling and distribution	528,233	492,130	414,724
General and administrative	197,526	167,595	136,703
Asset disposal and exit costs	26,226	—	—

Total operating expenses	751,985	659,725	551,427

Operating income	155,432	180,253	175,694
Other (income) expense:
Interest expense	18,027	9,924	9,149
Other (income) expense, net	(3,829)	957	122

Total other (income) expense	14,198	10,881	9,271

Income from continuing operations before income taxes	141,234	169,372	166,423
Income tax expense	44,193	56,858	52,089

Income from continuing operations	97,041	112,514	114,334
Gain on sale of discontinued operations, net of tax	—	403	3,616
Income (loss) from discontinued operations, net of tax	—	2,056	(27,105)

Net income	97,041	114,973	90,845
Net (income) loss attributable to non-controlling interest	—	(1,279)	16,550

Net income attributable to The WhiteWave Foods Company	$97,041	$113,694	$107,395

Average common shares:
Basic	173,120,689	153,770,492	150,000,000
Diluted	174,581,468	153,770,497	150,000,000
Basic earnings (loss) per common share:
Income from continuing operations attributable to The WhiteWave Foods Company	$0.56	$0.73	$0.76
Net discontinued operations	—	0.01	(0.04)
Net income attributable to The WhiteWave Foods Company	$0.56	$0.74	$0.72
Diluted earnings (loss) per common share:
Income from continuing operations attributable to The WhiteWave Foods Company	$0.56	$0.73	$0.76
Net discontinued operations	—	0.01	(0.04)
Net income attributable to The WhiteWave Foods Company	$0.56	$0.74	$0.72

The WhiteWave Foods Company

Condensed Consolidated Balance Sheets

(Unaudited)

	GAAP
	December 31,
	2013	2012
	(In thousands)
ASSETS
Cash and cash equivalents	$101,105	$69,373
Other current assets	355,116	313,448

Total current assets	456,221	382,821
Property, plant, and equipment, net	657,683	624,642
Identifiable intangible and other assets, net	1,167,280	1,160,548

Total Assets	$2,281,184	$2,168,011

LIABILITIES AND EQUITY
Total current liabilities, excluding debt	$371,400	$307,542
Total long-term debt, including current portion	662,650	780,550
Other long-term liabilities	287,695	294,963

Total Liabilities	1,321,745	1,383,055

Total equity	959,439	784,956

Total Liabilities and Equity	$2,281,184	$2,168,011

Pro Forma Adjusted Condensed Consolidated Financial Information

The WhiteWave Foods Company (“WhiteWave”, “our”, “we”, “us”, or the “Company”) was incorporated on July 17, 2012 as a wholly-owned subsidiary of Dean Foods to acquire the capital stock of WWF Operating Company (“WWF Opco”), a wholly-owned subsidiary of Dean Foods. Prior to our initial public offering, WWF Opco held substantially all of the historical assets and liabilities related to our business that we acquired pursuant to the contribution described below. We had nominal assets and no liabilities, and conducted no operations prior to the completion of our initial public offering.

On October 31, 2012, we completed our initial public offering and sold 23,000,000 shares of Class A common stock to the public at a price of $17.00 per share. Prior to completion of our initial public offering, Dean Foods contributed all of the capital stock of WWF Opco to WhiteWave in exchange for 150,000,000 shares of Class B common stock.

Under U.S. generally accepted accounting principles, the contribution of WWF Opco to WhiteWave is treated as a reorganization of entities under common control under Dean Foods. As a result, we have retrospectively presented our unaudited pro forma adjusted condensed consolidated financial information of WhiteWave and WWF Opco for all periods presented.

The tables below provide certain unaudited pro forma condensed consolidated statement of operations information and certain unaudited pro forma adjusted condensed consolidated statement of operations information for the year ended December 31, 2012, which have been derived by application of pro forma adjustments to our historical financial statements for the year ended December 31, 2012 and certain other adjustments described below. The unaudited pro forma condensed consolidated statements of operations and unaudited pro forma adjusted condensed consolidated statements of operations for all periods presented give effect to our initial public offering and separation of our business from Dean Foods’ other businesses as if those transactions had occurred or had become effective as of January 1, 2012.

The adjustments below are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial information and unaudited pro forma adjusted condensed financial information are for illustrative and informational purposes only and do not purport to represent what our financial position or results of operations would have been if we had operated as a stand-alone public company during the periods presented or if the transactions had actually occurred as of the dates indicated, nor do they project our financial position at any future date or our results of operations or cash flows for any future period.

The pro forma adjustments to our historical financial information reflect the following:

•	our separation from Dean Foods;

•	the incurrence of approximately $885 million in new indebtedness under our senior secured credit facilities;

•	the settlement of our historical indebtedness, including the $440.3 million allocated portion of the Dean Foods senior secured credit facility which was reflected as a contribution to our capital from Dean Foods;

•	the agreements that formalized and, in certain cases, modified ongoing commercial arrangements we have with certain current and former wholly-owned Dean Foods subsidiaries; and

•	the termination of the intellectual property license agreement with Morningstar Foods, LLC (“Morningstar”).

The additional adjustments to our historical financial information for all the periods presented reflect the incremental impact of the transitional sales agreements, stand-alone public company costs, and non-recurring transition costs, all of which are described in the notes to the tables presented.

On January 3, 2013, Dean Foods sold Morningstar to an unaffiliated third party. In connection with this sale, we modified certain of the commercial agreements entered into in connection with the initial public offering between us and Morningstar. These modifications are primarily timing modifications and are not expected to have a material impact on our results of operations.

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP QTD Q4 2013	Adjustments		Adjusted QTD Q4 2013
	(In thousands, except share and per share data)
Total net sales	$679,310	$—		$679,310
Cost of sales	441,102	—		441,102

Gross profit	238,208	—		238,208
Related party license income	—	—		—
Operating expenses:
Selling and distribution	132,400	—		132,400
General and administrative	57,638	(12,977	)(a)	44,661
Asset disposal and exit costs	18,826	(18,826	)(b)	—

Total operating expenses	208,864	(31,803)		177,061

Operating income	29,344	31,803		61,147
Other (income) expense:
Interest expense	4,107	—		4,107
Other (income) expense, net	436	(582	)(c)	(146)

Total other (income) expense	4,543	(582)		3,961

Income before income taxes	24,801	32,385		57,186
Income tax expense	7,261	11,299	(d)	18,560

Net income	$17,540	$21,086		$38,626

Earnings per Share, Basic and Diluted:
Basic				$0.22	(j)
Diluted				$0.22	(j)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic				173,372,075
Diluted				175,920,812

	GAAP QTD Q4 2013	Adjustments		Adjusted QTD Q4 2013
	(In thousands)
Income statement amounts by segment:
Total net sales
North America	$568,974	$—		$568,974
Europe	110,336	—		110,336

Total	$679,310	$—		$679,310

Operating income
North America	$57,889	$7,026	(b)	$64,915
Europe	(3,230)	11,800	(b)	8,570

Total consolidated segment operating income	54,659	18,826		73,485

Related party license income	—	—		—
Corporate and other	(25,315)	12,977	(a)	(12,338)

Total operating income	$29,344	$31,803		$61,147

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP QTD Q4 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted QTD Q4 2012
	(In thousands, except share and per share data)
Total net sales	$608,111	$2,250	(e)	$610,361	$(894	)(i)	$609,467
Cost of sales	396,396	1,057	(e)	397,453	(2,443	)(i)	395,010

Gross profit	211,715	1,193		212,908	1,549		214,457
Related party license income	3,991	(3,991	)(f)	—	—		—
Operating expenses:
Selling and distribution	123,722	—		123,722	(172	)(i)	123,550
General and administrative	46,160	(4,681	)(g)	41,479	1,315	(a)	42,794

Total operating expenses	169,882	(4,681)		165,201	1,143		166,344

Operating income	45,824	1,883		47,707	406		48,113
Other expense (income):
Interest expense	6,325	(738	)(h)	5,587	—		5,587
Other expense (income), net	178	—		178	(1,151	)(c)	(973)

Total other expense	6,503	(738)		5,765	(1,151)		4,614

Income before income taxes	39,321	2,621		41,942	1,557		43,499
Income tax expense	10,790	917	(d)	11,707	676	(d)	12,383

Net income	$28,531	$1,704		$30,235	$881		$31,116

Earnings per Share, Basic and Diluted:
Basic							$0.18	(j)
Diluted							$0.18	(j)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic							173,000,000
Diluted							173,000,109

	GAAP QTD Q4 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted QTD Q4 2012
Income statement amounts by segment:	(In thousands)
Total net sales
North America	$513,075	$2,250	(e)	$515,325	$(894	)(i)	$514,431
Europe	95,036	—		95,036	—		95,036

Total	$608,111	$2,250		$610,361	$(894)		$609,467

Operating income
North America	$51,153	$1,193	(e)	$52,346	$1,721	(i)	$54,067
Europe	6,880	—		6,880	—		6,880

Total consolidated segment operating income	58,033	1,193		59,226	1,721		60,947

Related party license income	3,991	(3,991	)(f)	—	—		—
Corporate and other	(16,200)	4,681	(g)	(11,519)	(1,315	)(a)	(12,834)

Total operating income	$45,824	$1,883		$47,707	$406		$48,113

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP FY 2013	Adjustments		Adjusted FY 2013
	(In thousands, except share and per share data)
Total net sales	$2,542,063	$—		$2,542,063
Cost of sales	1,634,646	—		1,634,646

Gross profit	907,417	—		907,417
Related party license income	—	—		—
Operating expenses:
Selling and distribution	528,233	—		528,233
General and administrative	197,526	(27,402	)(a)	170,124
Asset disposal and exit costs	26,226	(26,226	)(b)	—

Total operating expenses	751,985	(53,628)		698,357

Operating income	155,432	53,628		209,060
Other (income) expense:
Interest expense	18,027	—		18,027
Other (income) expense, net	(3,829)	3,410	(c)	(419)

Total other (income) expense	14,198	3,410		17,608

Income before income taxes	141,234	50,218		191,452
Income tax expense	44,193	18,693	(d)	62,886

Net income	$97,041	$31,525		$128,566

Earnings per Share, Basic and Diluted:
Basic				$0.74	(j)
Diluted				$0.74	(j)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic				173,120,689
Diluted				174,581,468

	GAAP FY 2013	Adjustments		Adjusted FY 2013
	(In thousands)
Income statement amounts by segment:
Total net sales
North America	$2,123,997	$—		$2,123,997
Europe	418,066	—		418,066

Total	$2,542,063	$—		$2,542,063

Operating income
North America	$215,155	$14,426	(b)	$229,581
Europe	18,879	11,800	(b)	30,679

Total consolidated segment operating income	234,034	26,226		260,260

Related party license income	—	—		—
Corporate and other	(78,602)	27,402	(a)	(51,200)

Total operating income	$155,432	$53,628		$209,060

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP FY 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted FY 2012
	(in thousands, except share and per share data)
Total net sales	$2,289,438	$19,738	(e)	$2,309,176	$(3,643	)(i)	$2,305,533
Cost of sales	1,485,494	8,917	(e)	1,494,411	(16,545	)(i)	1,477,866

Gross profit	803,944	10,821		814,765	12,902		827,667
Related party license income	36,034	(36,034	)(f)	—	—		—
Operating costs and expenses:
Selling and distribution	492,130	—		492,130	(1,646	)(i)	490,484
General and administrative	167,595	(9,313	)(g)	158,282	5,837	(a)	164,119

Total operating costs and expenses	659,725	(9,313)		650,412	4,191		654,603

Operating income	180,253	(15,900)		164,353	8,711		173,064
Other expense (income):
Interest expense	9,924	13,663	(h)	23,587	—		23,587
Other expense (income), net	957	—		957	(1,151	)(c)	(194)

Total other expense	10,881	13,663		24,544	(1,151)		23,393

Income from continuing operations before income taxes	169,372	(29,563)		139,809	9,862		149,671
Income tax expense	56,858	(10,347	)(d)	46,511	(718	)(d)	45,793

Income from continuing operations	$112,514	$(19,216)		$93,298	$10,580		$103,878

Earnings per Share, Basic and Diluted:
Basic							$0.60	(j)
Diluted							$0.60	(j)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic							173,000,000
Diluted							173,000,109

	GAAP FY 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted FY 2012
Income statement amounts by segment:	(In thousands)
Total net sales
North America	$1,921,444	$19,738	(e)	$1,941,182	$(3,643	)(i)	$1,937,539
Europe	367,994	—		367,994	—		367,994

Total	$2,289,438	$19,738		$2,309,176	$(3,643)		$2,305,533

Operating income
North America	$178,960	$10,821	(e)	$189,781	$14,548	(i)	$204,329
Europe	23,735	—		23,735	—		23,735

Total consolidated segment operating income	202,695	10,821		213,516	14,548		228,064

Related party license income	36,034	(36,034	)(f)	—	—		—
Corporate and other	(58,476)	9,313	(g)	(49,163)	(5,837	)(a)	(55,000)

Total operating income	$180,253	$(15,900)		$164,353	$8,711		$173,064

The adjusted results differ from the Company’s results under GAAP due to the following:

(a)	The adjustment reflects:
i.	Elimination of the historical corporate costs allocated to us by Dean Foods.
•	$nil million for the three months ended December 31, 2013.
•	$3.4 million for the three months ended December 31, 2012.
•	$nil million for the year ended December 31, 2013.
•	$33.7 million for the year ended December 31, 2012.

ii.	Elimination of the non-cash impact on stock compensation expense for the IPO grants.
•	$3.7 million for the three months ended December 31, 2013.
•	$2.3 million for the three months ended December 31, 2012.
•	$10.9 million for the year ended December 31, 2013.
•	$9.7 million for the year ended December 31, 2012.

iii.	The inclusion of estimated stand-alone public company costs, including the costs of corporate services currently provided by Dean Foods.
•	$nil million for the three months ended December 31, 2013.
•	$8.2 million for the three months ended December 31, 2012.
•	$nil million for the year ended December 31, 2013.
•	$50.4 million for the year ended December 31, 2012.

iv.	Elimination of other non-recurring transition costs.
•	$1.0 million for the three months ended December 31, 2013.
•	$1.2 million for the three months ended December 31, 2012.
•	$6.8 million for the year ended December 31, 2013.
•	$1.2 million for the year ended December 31, 2012.

v.	Elimination of non-recurring transaction costs related to the Dean Foods offering of our shares.
•	$nil million for the three months ended December 31, 2013.
•	$nil million for the three months ended December 31, 2012.
•	$1.4 million for the year ended December 31, 2013.
•	$nil million for the year ended December 31, 2012.

vi.	Elimination of non-recurring transaction costs related to acquisitions and other investments.
•	$8.3 million for the three months ended December 31, 2013.
•	$nil million for the three months ended December 31, 2012.
•	$8.3 million for the year ended December 31, 2013.
•	$nil million for the year ended December 31, 2012.

(b)	The adjustment reflects elimination of asset disposal and exit costs.
i.	Elimination of the loss on assets held for sale related to the Company’s intention to sell the operations of its soy-based meat alternative business located in the Netherlands.
•	$11.8 million for the three months ended December 31, 2013.
•	$nil million for the three months ended December 31, 2012.
•	$11.8 million for the year ended December 31, 2013.
•	$nil million for the year ended December 31, 2012.

ii.	Elimination of the non-cash write-down of the assets of the dairy farm located in Idaho.
•	$3.7 million for the three months ended December 31, 2013.
•	$nil million for the three months ended December 31, 2012.
•	$11.1 million for the year ended December 31, 2013.
•	$nil million for the year ended December 31, 2012.

iii.	Elimination of restructuring costs in connection with the sale of the dairy farm located in Idaho.
•	$3.3 million for the three months ended December 31, 2013.
•	$nil million for the three months ended December 31, 2012.
•	$3.3 million for the year ended December 31, 2013.
•	$nil million for the year ended December 31, 2012.

(c)	The adjustment reflects elimination of the (income) expense related to the mark-to-market adjustment on our interest rate swaps.
•	$0.6 million for the three months ended December 31, 2013.
•	$1.2 million for the three months ended December 31, 2012.
•	$(3.4) million for the year ended December 31, 2013.
•	$1.2 million for the year ended December 31, 2012.

(d)	The adjustment reflects:
i.	Applying the 35% U.S. federal statutory rate to the pro forma adjustments in the 2012 periods.

ii.	The elimination of the tax effect of uncertain tax positions related to non-recurring transaction costs and assets held for sale.

iii.	The income tax expense required to adjust the U.S. GAAP effective rate to the estimated effective rate on all adjustments in the pro forma adjustments, the additional adjustments, and the adjustments columns for all periods.

(e)	The adjustment reflects:
i.	An agreement with two wholly-owned Dean Foods subsidiaries, Suiza Dairy Group, LLC (“Suiza Dairy”) and Dean Dairy Holdings, LLC (“Dean Dairy”), pursuant to which those subsidiaries continue to sell and distribute certain WhiteWave products. This agreement modifies our historical intercompany arrangements and reflects new pricing. The net effect of the agreement is an estimated increase in total net sales and an estimated increase in cost of sales for the following periods:
•	$nil million and $nil million for the three months ended December 31, 2013.
•	$2.3 million and $0.7 million for the three months ended December 31, 2012.
•	$nil million and $nil million for the year ended December 31, 2013.
•	$19.7 million and $7.0 million for the year ended December 31, 2012.

ii.	Manufacturing agreements with (1) Morningstar pursuant to which Morningstar continues manufacturing various WhiteWave products on our behalf and (2) Suiza Dairy and Dean Dairy pursuant to which they continue manufacturing WhiteWave fresh organic milk products on our behalf. The agreements modify our historical intercompany arrangements and reflect new pricing. The net effect of the agreements is an estimated increase in cost of sales for the following periods:
•	$nil million for the three months ended December 31, 2013.
•	$0.4 million for the three months ended December 31, 2012.
•	$nil million for the year ended December 31, 2013.
•	$1.9 million for the year ended December 31, 2012.

(f)	The adjustment reflects the elimination of license income associated with our intellectual property license agreement with Morningstar. In connection with our initial public offering, this agreement was terminated and we transferred the intellectual property subject to this license agreement to Morningstar. The effect of this agreement is to eliminate the related party license income for all periods presented.

(g)	The adjustment reflects:
i.	The recurring impact on stock compensation expense for grants to the Company’s Named Executive Officers and other executives made in connection with our initial public offering (the “IPO grants”).
•	$nil million for the three months ended December 31, 2013.
•	$0.8 million for the three months ended December 31, 2012.
•	$nil million for the year ended December 31, 2013.
•	$8.2 million for the year ended December 31, 2012.

ii.	Elimination of non-recurring transaction costs we incurred in connection with our initial public offering.
•	$nil million for the three months ended December 31, 2013.
•	$5.5 million for the three months ended December 31, 2012.
•	$nil million for the year ended December 31, 2013.
•	$17.5 million for the year ended December 31, 2012.

(h)	The adjustment reflects:
i.	Elimination of the interest expense related to our historical indebtedness.
•	$nil million for the three months ended December 31, 2013.
•	$1.0 million for the three months ended December 31, 2012.
•	$nil million for the year ended December 31, 2013.
•	$10.5 million for the year ended December 31, 2012.

ii.	Expected interest expense and the amortization of deferred financing costs on our new borrowings under the revolving credit facility and term loan facilities.
•	$nil million for the three months ended December 31, 2013.
•	$(0.4) million for the three months ended December 31, 2012.
•	$nil million for the year ended December 31, 2013.
•	$17.8 million for the year ended December 31, 2012.

iii.	Elimination of interest income associated with our loan agreement with Morningstar related to the license income under the intellectual property license agreement.
•	$nil million for the three months ended December 31, 2013.
•	$0.7 million for the three months ended December 31, 2012.
•	$nil million for the year ended December 31, 2013.
•	$6.4 million for the year ended December 31, 2012.

(i)	The adjustment reflects:
i.	A transitional sales agreement with Morningstar pursuant to which Morningstar will transfer back to us responsibility for sales and associated costs of certain WhiteWave products. The net effect of the agreement is an estimated increase in total net sales for the following periods:
•	$nil million for the three months ended December 31, 2013.
•	$2.6 million for the three months ended December 31, 2012.
•	$nil million for the year ended December 31, 2013.
•	$21.6 million for the year ended December 31, 2012.

ii.	A transitional sales agreement with Morningstar pursuant to which we will transfer to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products. The net effect of the agreement is a decrease in total net sales, a decrease in cost of sales, and a decrease in selling and distribution expense for the following periods:
•	$nil million, $nil million, and $nil million for the three months ended December 31, 2013.
•	$3.5 million, $2.4 million, and $0.2 million for the three months ended December 31, 2012.
•	$nil million, $nil million, and $nil million for the year ended December 31, 2013.
•	$25.2 million, $16.5 million, and $1.6 million for the year ended December 31, 2012.

(j)	For 2012 periods presented, the number of shares used to compute basic earnings per share is 173,000,000, which is comprised of 23,000,000 shares of Class A common stock (the number of shares outstanding upon completion of our initial public offering) and 150,000,000 shares of Class B common stock. The number of shares used to compute diluted earnings per share includes the dilutive impact of stock options and RSUs.

On May 23, 2013, Dean Foods distributed to its stockholders an aggregate of 47,686,000 shares of our Class A common stock and 67,914,000 shares of our Class B common stock as a pro rata dividend on shares of Dean Foods common stock outstanding. For the three months ended December 31, 2013, the number of shares used to compute basic earnings per share is 173,372,075, which is comprised entirely of shares of Class A common stock on a weighted average basis. For the year ended December 31, 2013, the number of shares used to compute basic earnings per share is 173,120,689, which is comprised of 91,506,411 shares of Class A common stock and 81,614,278 shares of Class B common stock on a weighted average basis. The number of shares used to compute diluted earnings per share includes the dilutive impact of stock options and RSUs.